Exhibit 99.2

Kenexa First Quarter Results Conference Call Script: May 1, 2006

Don Volk

Thank you Cynthia. Today, we will review Kenexa’s first quarter 2006 results which were announced after the market closed this afternoon. We will also provide guidance for the second quarter and full year 2006, after which we will open up the forum to address questions.

Before we begin, let me remind you that this presentation may contain forward looking statements that are subject to risks and uncertainties associated with the company’s business. These statements may concern, among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property and the development of product. Additional information that may affect the company’s business and financial prospects, as well as factors that would cause Kenexa’s actual performance to vary from our current expectations is available in the company’s filings with the Securities and Exchange Commission.

Also, I would like to remind you that today’s call may not be reproduced in any form without the express written consent of Kenexa. We may also refer to certain non-GAAP financial measures on this call. I will later discuss the reconciliation of adjusted numbers to GAAP numbers, and a reconciliation schedule showing the GAAP versus non-GAAP financial measures is currently available on our company website, with the press release issued earlier today. Our website is located at www.kenexa.com.

I will now turn the call over to our Chairman and Chief Executive Officer, Rudy Karsan.

Rudy Karsan

Thanks, Don. And thank you for joining us on the call, as we review our first quarter results. I am delighted to report that the momentum we had in 2005 not only continued into 2006, but it has gotten even better. Our first quarter results were highlighted by better than expected revenue growth and profitability. Another highlight to the first quarter was the completion of our follow-on offering in March, which added over $67 million in net proceeds to help fund our long-term growth strategy. We were extremely gratified by the success of the offering, and are focused on continuing to execute against our plans to drive future shareholder value.

The talent management market is looking for a clear market leader, and we believe that Kenexa is making the right moves to be that vendor. We have a proven and unique business model, and are gaining market share on a quarterly basis.(1)

As a result of our strong momentum, we are increasing the forecast we shared with you at the end of last quarter, which calls for strong top line momentum, market share gains and continued profitability expansion.

Taking a look at the numbers, our first quarter total revenue came in at $23.0 million, an increase of 61% year-over-year. The most important component to our business, subscription revenue, came in at $17.6 million, a 62% year-over-year increase. The Webhire acquisition was fully integrated during the first quarter from a people, process and systems standpoint.

The momentum of our business can further be seen by the fact that our deferred revenue grew over 190% year-over-year, and roughly 100% on an organic basis. From a profitability perspective, we generated non-GAAP operating income of $4.1 million or a margin of 17.8%. This represented a record quarterly operating profit and margin.

We remain focused on operational excellence and expanding the profitability of Kenexa as we scale the business. This focus, combined with the recurring revenue model, provides us with a very attractive cash flow profile. Excluding the excess tax benefit associated with the implementation of FAS-123r, we generated $1.3 million in cash from operations during this seasonally weak cash flow quarter, for an increase of over 65% on a year-over-year basis.

The strength of our results is evidenced by the growing momentum in the Talent Management market, and our growing position as a market leader. In our experience, customers are increasingly realizing that they need to invest in state-of-the-art technology systems to help them find the most highly qualified employees faster and cheaper, and then make those employees as productive as possible. The ROI for doing so can be extremely compelling and crystal clear to the buyer – reduced external recruiting costs, reduced training costs, faster time to productivity, greater productivity and reduced turnover.

As the awareness of the talent management market increases, and as the strategic importance of talent management purchase decisions rise, buyers are taking a closer look at who they need for a partner to be able to realize the benefits. Kenexa is the only company in the talent management market that has a full arsenal of on-demand software applications, proprietary content, professional services and the option to fully outsource talent management business processes. Not only do we have a wider range of solutions for customers, but we believe that our technology is also very easy to deploy and use. From the time of our IPO, we have stressed that we are the true definition of a total solutions provider, and we believe that our results and growing track record are evidence that this is the preferred model customers are increasingly looking for.

During the March quarter, we continued to see small and large customers turn to Kenexa as their talent manager solutions provider. Across all of our solutions, we added over 15 “preferred partner” customers during the quarter, bringing our total preferred partner customers to over 250. On the talent acquisition side, we added customers such as Guaranty Bank, Panasonic, Reliance Standard Life Insurance and Bon Ton Stores. On the performance management side, we conducted business with customers such as Bank of America, Burger King and Hormel. During the quarter, approximately 60% of our new sales were attributable to talent acquisition, while 40% were attributable to performance management. The slight difference from the 50/50 level we have seen in the past was the result of integrating Webhire into our operations.

A cornerstone to Kenexa’s success over the years is that we have gone deep into understanding our customer’s businesses, their employees, successful and unsuccessful strategies for both their business and similar businesses in the industry. Much of this experience and knowledge is captured in our proprietary content over time, and this is something that is both invaluable to our customers and a major barrier from a competitive perspective.

During the quarter, we added to our vertical knowledge in the Healthcare sector with the addition of Webhire, and we also completed a small tuck-in acquisition of Knowledge Workers, which brings to Kenexa over 20 years of domain expertise and HR process knowledge and specific functionality for servicing government clients. We continue to be on the lookout for solution providers that expand our product footprint and/or vertical expertise, and we believe Kenexa’s strong financial profile and track record makes us the most attractive partner in the talent management market.

Our combination of content, experience and best-in-class technology enables Kenexa to deliver un-matched value to our customers. For example, our Employee Engagement research identifies business results for our customers, which drives alignment, action planning and decision making. We have an international CPG customer that was able to improve productivity by 8% per hour by using Kenexa’s solutions, a 20% reduction in absenteeism, 22% reduction in waste costs and $11 million in total savings. As I mentioned earlier, the ROI for hiring the best employees quicker and cheaper is extremely compelling. By using our performance management technology to survey employees, comparing their position to management’s and the overall company plan, a telecommunications company was able to increase customer service ratings by 30% and it became 50% more likely that they would reach their net income target for the year.

Simply put, there is no talent management vendor that has as long a history in the market place, and this is a huge factor for customers looking for a long-term partner that can help them improve their businesses.

And we continue to invest in our people, which is another component to our domain expertise competitive advantage. EPO has been an excellent overall contributor to our business, it plays a factor in a good number of our larger deals and it is a significant competitive differentiator compared to all of the technology-only talent management vendors.

During the first quarter we announced PAREXEL among others as an EPO customer. They are a leading life-sciences organization with over 5,300 employees operating in 51 locations throughout 39 countries. The combination of our technology, process expertise and content led to our selection.

In summary, the first quarter was very strong across all key metrics, highlighted by top and bottom line results that were materially ahead of our expectations. We continue to gain market share and we have again raised our financial outlook for Kenexa. Our overall financial profile continues to strengthen, which we believe is a long term competitive advantage. Don will now review the financials in more detail.

Don Volk

Thanks Rudy. I would reiterate your beginning comment that we are very pleased with the company’s performance in the first quarter, which was highlighted by record revenue and profitability. Let me start with the details on our first quarter results, then I’ll finish with guidance for the second quarter and full year 2006.

Beginning with the P&L. Total revenue for the first quarter was $23.0 million, an increase of 61% over last year. Subscription revenue is the majority of our revenue, and it is the strategic component of our business that encompasses our on-demand technology solutions. During the first quarter, our subscription revenue was $17.6 million, representing 77% of our total revenue, and growth of 62% on a year-over-year basis and 21% sequentially.

The remaining $5.4 million of total revenue in the March quarter came from other and professional services, representing an increase of 56% over last year and sequentially. The majority of the revenue from this line item typically comes from discreet professional services, though we occasionally have a perpetual license that will go into this line item.

For the second quarter in a row there were no perpetual deals, however, it is worth pointing out that there was approximately $400,000 - $500,000 of “success fees” in the quarter that produced positive, albeit non-recurring, revenue. These fees relate to meeting certain client-specific objectives, and each may be based on a one-off basis. We have success fees on a quarterly basis, but this quarter was certainly beyond the run rate we would typically expect. Our goal from a forecasting perspective is to leave these as pure upside and that is what we saw this quarter.

On a geographic basis, our revenue continues to be heavily skewed toward the US at over 90% of total revenue. We continue to make investments in the international markets; however, it will take time for these investments to lead to results, particularly considering our ratable revenue recognition model.

Our clients typically purchase multi-year subscriptions, and the average length of those subscription deals remain approximately 2 years. Looking at customer concentration, no customer accounted for more than 10% of our quarterly revenue, and our top 5 customers represented less than 25% of our first quarter revenue. During the quarter we added over 15 preferred partners, some of whom Rudy discussed earlier.

Our average annual revenue from our top 80 customers (what we refer to as P-cubed) was over $600,000, an increase from the $550,000 level in the prior quarter and a significant increase from the $392,000 level at the end of 2004. The increase compared to the prior quarter is due in part to several of our larger customers also being joint Webhire customers, but the overall trend is a result of the growing adoption of our solutions within our customer base.

Turning to costs and profitability, we will be providing non-GAAP measures of each 1Q 2006 expense category, which excludes the stock-based compensation charges associated with the implementation of FAS-123r and amortization of intangibles associated with the Webhire transaction, in order to provide comparisons to prior periods which do not include such charges. All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin was 73.0% in the quarter, an increase from the 71% level in both the prior quarter and full year. The increase in the gross margin was due in part to the greater than expected success fees we saw in the “other revenue” line item. On a steady state, our gross margins would have been consistent with the past year and a half.

On the operating expense side, non-GAAP sales and marketing came in at $5.5 million or 23.9% of revenue, a reduction from 24.3% in the prior quarter and 25.2% in the year ago quarter. We continue to invest in sales and marketing to pursue new clients and expand relationships within the existing clients, however, we gained efficiency following the acquisition of Webhire and we are gaining increasing economies of scale as we become a larger company from an overall perspective. We currently have 98 people in sales and marketing, an increase from 78 people at the end of the prior quarter, due to continued hiring by Kenexa combined with the increased staff that joined Kenexa from Webhire. Of that total, approximately 75% carry a quota, consistent with prior quarters.

Non-GAAP G&A expenses were approximately $5.1 million, or 22.2% of revenue, slightly below the prior quarter and year. The increase in absolute dollars in G&A was due the absorption of Webhire combined with increased beginning of year costs associated with employee fringe benefits.

Non-GAAP research and development came in at $1.5 million or 6.5% of revenue, in-line with the prior quarter and below the 8% level in the prior year’s quarter. The $500k quarterly run rate increase in R&D was due in part to the Webhire acquisition; however, we also continue to invest in broadening and deepening our solutions suite from an overall perspective. We believe that Kenexa has a highly efficient R&D organization that is a result of our significant offshore presence, and we believe the efficiency of our ISO-certified and high quality R&D processes is a key competitive advantage.

Turning to profitability. We generated non-GAAP income from operations of $4.1 million for the first quarter, a 124% improvement on a year-over-year basis. Non-GAAP operating margins reached an all-time high of 17.8%, which was ahead of our expectations as a result of generally better than expected efficiency combined with the success fees that were above and beyond our expectations.

Our non-GAAP net income which excludes non-cash based charges such as stock-based compensation expense and amortization of intangibles, was $4.0 million. Based on 19.0 million shares outstanding for the quarter, we generated non-GAAP diluted EPS of $0.21, well ahead of our guidance of $0.15-0.16.

The following were expense levels determined in accordance with GAAP. Cost of goods sold $6.4 million; Sales and marketing, $5.7 million; R&D, $1.5 million; and G&A, $5.3 million. For the first quarter, our GAAP income from operations was $3.4 million, or a margin of 15%. For the March quarter the GAAP net income applicable to common shareholders was $3.3 million, resulting in GAAP diluted EPS of $.17.

Our reconciliation of GAAP to non-GAAP expenses and income from operations can be found in our press release and Current Report on Form 8-K filed with the SEC.

Turning to the balance sheet, cash and investments were $79.5 million at March 31, 2006, an increase from $43.5 million at the end of the prior quarter. The increase in cash was a result of positive cash from operations and approximately $67.3 million in net proceeds from the follow-on equity transaction completed during the quarter, reduced by the Webhire acquisition of approximately $32 million. Prior to the implementation of FAS-123r, we generated $1.3 million in cash from operations, an increase of over 65% year-over-year in what is typically a seasonally weak quarter, due to the payout of prior year employee bonuses. You can see on our cash flow statement that there is between a $300-400K use of cash due to the tax impact of implementing FAS-123r.

A/R ended the quarter at $12.2 million. This was an increase from the $10.3 million level at the end of the prior quarter, due to strong bookings in the quarter but even more so due to the inclusion of Webhire’s results. You can see a related impact on our deferred revenue, which was $16.2 million at the end of the March quarter, an increase from $12.6 million at the end of the prior quarter. The increase in deferred revenue was a multiple of the increase in AR, and it represented growth of over 190% on a year-over-year basis and approximately 100% on an organic basis.

Now, let me turn to our financial forecast. We are raising our top line forecast for 2006 from $95-98 million to $98 to 100 million as a result of continuing strong bookings and pipeline growth. Within total revenue, we expect subscription revenue of $77 to 79 million, an increase from $76-78 million.

As it relates to profitability, we are raising our estimate for non-GAAP operating income from $16.2-17.4 to $17.3 to $18.2 million. We stated last quarter that we were continuing to review the use of our NOL’s after picking up over $20 million in NOL’s from Webhire. Our analysis, along with assistance from our independent consultants, is ongoing. There is a chance that at some point this year our reported effective, non-GAAP tax rate may change, but at this time we simply don’t know for sure, so we are continuing to use the 6% for now. At this point we believe 25% is a reasonable effective, non-GAAP tax rate for 2007. Assuming a 6% tax rate for this year, we would expect non-GAAP EPS of $0.88 to $0.93.

I would like to now turn to our outlook for the second quarter of 2006. We expect the following: Revenue to be $23.5 to $24 million, subscription revenue to be $18.7 to $19.0 million, non-GAAP income from operations to be $4.0 to $4.2 million. Assuming our 6% tax rate and 21.2 million shares outstanding, we expect our diluted, non-GAAP earnings per share to be $0.20 to $0.21.

In summary, we were very pleased with our first quarter results, which was a great start to new year. We are excited about the outlook for the remainder of the year and remain focused on continuing to build a track record for delivering strong financial results. Cynthia, please begin the Q&A session.